Exhibit 21.1

LIST OF SUBSIDIARIES OF PRICESMART, INC.

The following table sets forth a list of the Company’s subsidiaries as of August 31, 2011:

	Jurisdiction of Incorporation
Name	and Organization Ownership

Ventures Services, Inc.	Delaware	100%
PriceSmart Panama, S.A.	Panama	100%
GolfPark Plaza, S.A.	Panama	50%
PriceSmart (Guatemala), S.A.	Guatemala	100%
PSMT Caribe, Inc.	British Virgin Islands	100%
PriceSmart El Salvador, S.A. de C.V.	El Salvador	100%
Inmobiliaria PriceSmart El Salvador, S.A. de C.V.	El Salvador	100%
Prismar de Costa Rica, S.A.	Costa Rica	100%
Pricsmarlandco, S.A.	Costa Rica	100%
Consultant and Development Services, S.A.	Costa Rica	100%
Plaza Price Alajuela PPA, S.A.	Costa Rica	50%
3-101-510975, S.A.	Costa Rica	50%
PriceSmart Honduras, S.A. de C.V.	Honduras	100%
PriceSmart Dominicana, S.A.	Dominican Republic	100%
PriceSmart Exempt SRL	Barbados	100%
PSMT Trinidad/Tobago Limited	Trinidad & Tobago/St. Lucia	100%
PriceSmart (Trinidad) Limited	Trinidad & Tobago	100%
PS Operations Limited	Trinidad & Tobago	100%
PSMT, LLC	U.S. Virgin Islands	100%
PriceSmart Holdings, Inc.	St. Lucia	100%
PSMT (Barbados), Inc.	Barbados	100%
Island Foods and Distributors, N.V.	Aruba	100%
PSMT Guam, Inc.	Guam	100%
PriceSmart Jamaica (SL), Inc.	St. Lucia	100%
PriceSmart (Jamaica) Limited	Jamaica	100%
PriceSmart Realty (Jamaica) Limited	Jamaica	100%
PS Exportadora Latinoamericana, S.A. de CV.	Mexico	100%
PSMT Nicaragua (BVI), Inc.	British Virgin Islands	100%
PSMT Nicaragua, S.A.	Nicaragua	100%
Inmobiliaria PSMT Nicaragua, S.A.	Nicaragua	100%
PriceSmart Colombia SAS	Colombia	100%
PSCR Exportadora, S.A.	Costa Rica	100%